Exhibit 99.1

Exactus, Inc. Reports First Quarter 2020 Financial Results

First Quarter 2020 Highlights

●
Total Net Revenue of $836,000
●
Continuation of Sales & Marketing Buildout
●
Restructuring of Company and Board of Directors
●
Began Biomass Inventory Extraction Process
●
During Q2 2020, The Company Received PPP Funds and an SBA Loan

DELRAY BEACH, FL / July 1, 2020 / - Exactus, Inc. (OTCQB: EXDI) (the “Company”) a leading supplier of hemp-derived ingredients (CBD/CBG) and feminized hemp genetics, today reported financial results for the first quarter 2020.

During the first quarter of 2020, Exactus is pleased it has reported record revenue as its investment into sales and marketing has begun to generate revenue and scale. The Company has significantly cut its monthly cash burn and has shifted its focus to rapidly generate revenue through bulk specialty ingredient sales. Moving into the second half of the year, the Company will begin receiving its inventory from its processors, and margins will expand considerably.

Emiliano Aloi, Interim CEO of Exactus stated, "2020 marked a new beginning for Exactus. We are honored to have attracted some incredible new additions to our board of directors with significant banking, media, and technology backgrounds that are fully aligned with our M&A and organic growth strategies. In addition, Derek's valuable work in restructuring our commercial and supply chain strategies have proven successful as we have seen our revenues grow and overall spending decrease significantly."

“Considering the market conditions surrounding COVID-19, we are pleased to have made significant progress building the infrastructure of our sales and marketing division to scale in this rapidly evolving industry,” said Derek Du Chesne, President, Exactus. “As we continue to stay ahead of this ever-changing landscape, I believe that Exactus is uniquely positioned for longevity and success. It is a pivotal time in this industry and as our business grows, we are looking forward to opportunities in high-value mergers and acquisitions to consolidate processing and brands under the Exactus umbrella.”

First Quarter 2020 Financial Summary

Revenue for the first quarter 2020 was $836,000 versus $15,980 in the prior year. The increase in revenue was primarily attributable to the build out of sales and marketing. Net loss for the quarter was -$2,945,503 versus -$1,409,867 million in the prior year. The net loss for the first quarter 2020 was due, primarily, to non-cash expenses for stock-based compensation.

Conference Call

Management will hold a conference call on Wednesday, July 1, 2020 at 4:30 p.m. Eastern Time (1:30 p.m. Pacific Time) to discuss its first quarter 2020 results and its business outlook. To access this call, dial 1-877-451-6152 (domestic) or 1-201-389-0879 (international). The conference ID is 13706484.

Following the conference call, a replay will be available at 1-844-512-2921 (domestic) or 1-412-317-6671 (international). The replay passcode is 13706484.

The conference call will be broadcast and available for replay on the investor relations section of the Exactus’ website and at http://public.viavid.com/index.php?id=140584.

To learn more about Exactus, Inc., visit the website at  www.exactushemp.com.

# # #

About Exactus:

Exactus Inc. (OTCQB:EXDI) is a leading producer and supplier of hemp-derived ingredients and feminized hemp genetics. Exactus is committed to creating a positive impact on society and the environment promoting sustainable agricultural practices. Exactus specializes in hemp-derived ingredients (CBD/CBG/CBC/CBN) and feminized seeds that meet the highest standards of quality and traceability. Through research and development, the Company continues to stay ahead of market trends and regulations.  Exactus is at the forefront of product development for the beverage, food, pets, cosmetics, wellness, and pharmaceutical industries.

For more information about Exactus: www.exactusinc.com.

Investor Notice:
Investing in our securities involves a high degree of risk. Before making an investment decision, you should carefully consider the risks, uncertainties and forward-looking statements described under "Risk Factors" in Item 1A of our most recent Form 10-K for the fiscal year ended December 31, 2019 filed with the Securities and Exchange Commission (the "SEC") on May 22, 2020, and in other periodic and current reports we file with the SEC. If any of these risks were to occur, our business, financial condition, or results of operations would likely suffer. In that event, the value of our securities could decline, and you could lose part or all of your investment. The risks and uncertainties we describe are not the only ones facing us. Additional risks not presently known to us or that we currently deem immaterial may also impair our business operations. In addition, our past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results in the future. See "Safe Harbor" below.

Safe Harbor - Forward-Looking Statements:
The information provided in this press release may include forward-looking statements relating to future events or the future financial performance of Exactus, including statements concerning harvest expectations, the impact of Exactus’ acquisition of Green Goddess, LeVor Collection, and interests in the 2019 harvest on its supply and product line expansion, Exactus’ ability to monetize its harvest, Exactus’ ability to expand its product lines and brands, the amount of future orders for Exactus products, and Exactus’ future revenue, gross margins and working capital. Because such statements are subject to risks and uncertainties, actual results may differ materially from those expressed or implied by such forward-looking statements. Words such as "anticipates," "plans," "expects," "intends," "will," "potential," "hope" and similar expressions are intended to identify forward-looking statements. These forward-looking statements are based upon current expectations of Exactus and involve assumptions that may never materialize or may prove to be incorrect. Actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of various risks and uncertainties. Detailed information regarding factors that may cause actual results to differ materially from the results expressed or implied by statements in this press release relating to Exactus may be found in Exactus’ periodic and current filings with the SEC, including the factors described in the sections entitled "Risk Factors", copies of which may be obtained from the SEC's website at www.sec.gov. Any forward-looking statement speaks only as of the date on which such statement is made, and Exactus does not intend to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise.

Exactus Contact:

Andrew Johnson
Chief Strategy Officer
Exactus Inc.
509-999-9695
ir@exactusinc.com